Exhibit 99.1

News Release

Celanese Corporation 1601 West LBJ Freeway Dallas, TX, 75234, USA
Celanese Enters Into Agreement to Sell PVOH Business to Sekisui
DALLAS, April 27, 2009 — Celanese Corporation (NYSE: CE), a leading global chemical company, today announced it has entered into an agreement to sell its polyvinyl alcohol (PVOH) business, which had 2008 annual sales of approximately $300 million, to Sekisui Chemical Co., Ltd. for a purchase price of approximately $173 million, excluding the value of accounts receivable and payable retained by Celanese. This transaction is expected to be completed by mid-year 2009.
“Celanese continues to execute our strategy to optimize our business portfolio where we have sustainable competitive advantages,” said David Weidman, chairman and chief executive officer. “This transaction increases our flexibility and further focuses our leading, globally integrated acetyl chain to provide long-term shareholder value.”
The transaction includes the facilities in Calvert City, Ky., Pasadena, Texas, one unit within the complex at Tarragona, Spain, and resources from the company’s Houston Technology Center. In total, approximately 220 employees located at these operations, supported by personnel in administrative, technical and sales functions, will join Sekisui. In addition, the transaction includes long-term supply agreements between both companies.
Consummation of the transaction is subject to satisfaction of customary closing conditions including receipt of regulatory approvals.

Contacts:

Investor Relations	Media — Americas	Media — Europe
Mark Oberle	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49-(0) 69-305-7137
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519	Telefax: +49-(0) 69-305-36787
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
About Celanese
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These factors include the inability to obtain regulatory approvals of the transaction and satisfy conditions on the proposed terms and schedule and the possibility that the transaction does not close. Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.